Exhibit 2.22

SECOND AMENDMENT TO

THE PURCHASE AGREEMENT

This AMENDMENT (the “Amendment”) TO THE PURCHASE AGREEMENT, dated as of November 11, 2010, as amended by the Amendment to the Purchase Agreement dated December 10, 2010 (together, the “Purchase Agreement”), by and among Aveon Holdings I L.P., a Delaware limited partnership (“Aveon”), Conquest Capital MM LLC, a Delaware limited liability company (the “Company”) and Conquest Capital Group, LLC, a Delaware limited liability company (the “Seller”), is effective as of the 7th day of January, 2011, by and among Aveon, the Company and the Seller. Capitalized terms used herein but not defined herein shall have the meaning set forth in the Purchase Agreement.

WHEREAS, the parties signatory hereto are the parties to the Purchase Agreement; and

WHEREAS, pursuant to Section 12.3 of the Purchase Agreement, the Purchase Agreement may not be amended except by an instrument in writing signed and delivered on behalf of the Purchaser and each of the Sellers.

NOW, THEREFORE, in consideration of the mutual covenants herein expressed, and for other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties hereto hereby agree as follows:

1.        Each of Section 8.2(h) and Section 8.3(d) of the Purchase Agreement shall be amended by deleting the date, “January 31, 2011” and inserting in lieu thereof the date, “February 15, 2011.”

2.        The definition of “Expiration Date” found in Exhibit A-Defined Terms of the Purchase Agreement shall be deleted in its entirety and replaced by the following:

“Expiration Date” means February 15, 2011.

3.        Section 7.6(a)(i) of the Purchase Agreement is hereby amended by deleting it in its entirety, and inserting in lieu thereof the following:

“(i)        engage or receive fees, either directly or indirectly, as a principal, employee or for its own account or solely or jointly with others, in or from any business that competes with the Business as it exists on the Closing Date;”

4.        This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflicts of law principles thereof.

5.        Except as so modified pursuant to this Amendment, the Purchase Agreement is ratified and confirmed in all respects. This Amendment shall be effective as of the date hereof.

6.      This Agreement may be executed (i) by facsimile or portable document format (PDF) and (ii) in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first written above.

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AVEON HOLDINGS I L.P.

By: Aveon Holdings I GP, Inc., its general partner

By:
/s/ Moses Grader
Name: Moses Grader
Title: Chief Operating Officer

CONQUEST CAPITAL MM LLC

By:	CONQUEST CAPITAL GROUP, LLC, It’s Initial Member

	By:	/s/ Marc H. Malek
Name: Marc H. Malek
Title: Managing Member

	By:	/s/ Mona Aboelnaga
Name: Mona Aboelnaga
Independent Committee Member

	By:	Proctor Investment Managers LLC

By:	/s/ Mona Aboelnaga
Name: Mona Aboelnaga
Title: President & CEO

By:	/s/ Marc H. Malek
Name: Marc H. Malek
Title: Managing Partner

By:	/s/ David Cielusniak
Name: David Cielusniak
Title: Managing Partner

SELLER:

CONQUEST CAPITAL GROUP LLC

By:	/s/ Marc H. Malek
Name: Marc H. Malek
Title: Managing Member

By:	/s/ Mona Aboelnaga
Name: Mona Aboelnaga
Independent Committee Member

By: Proctor Investment Managers LLC

By:	/s/ Mona Aboelnaga
Name: Mona Aboelnaga
Title: President & CEO